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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

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The following material was posted on May 22, 2013 by Southeastern Asset Management, Inc. (“SAM”) to http://www.southeasternasset.com/:

Observations on Dell’s Fiscal First Quarter Earnings Results	May 22, 2013

As long-term shareholders of Dell, we closely reviewed the Company’s fiscal first quarter earnings results, as reported on an accelerated basis last week following a series of leaks to the marketplace.

Our reaction to Dell’s quarterly results differs significantly from most public commentary:
•	Dell’s results are heavily skewed by a combination of headline-grabbing PC statistics and the significant investments being made in the future of the business.
•
The Enterprise Solutions, Software and Services (“ESS”) business is Dell’s future, and we are highly encouraged by its continued outperformance.  As we have said several times, it’s not about the PC…it’s not about the PC…it’s not about the PC.

•
ESS continues to contribute an outsized portion of Dell’s operating income as compared to its total revenue contribution – even more so considering the massive, intentional margin sacrifice made in Dell’s End User Computing (“EUC”) business during the quarter.

•
Management’s refusal to provide guidance, using its buyout as cover, leaves the market on its own to extrapolate from the current results – which are distorted by short-term initiatives, massive reinvestment and writedowns.

As both we and the Company have previously stated, the mix of Dell’s business has changed as a result of strategic acquisitions and growth investments over the last several years.  Despite the significant top-line contribution of the EUC business, Dell’s true value lies in its growing ESS business.  The first quarter saw a 71% increase in operating income generated by the Enterprise Solutions Group, which accounts for more than 39% of Dell’s total operating income.  In addition, this quarter marked the ninth consecutive quarter of solid growth for the server business.

Below, please find observations from Southeastern Asset Management on Dell’s fiscal first quarter earnings results:

Sacrificing Margin and the Bottom Line for Market Share

The increase in EUC revenue and decrease in both margin and net income clearly reflect Dell’s aggressive pricing strategy in its commercial accounts during the quarter – an attempt to buy meaningful market share in the shrinking PC business.  Dell’s broad distribution channel has always been a significant strength, and the Company will sell other products and services across this increased share.  We are not aware of any point in the history of Dell, or competitors like HP, when PC margins were this low – either naturally or artificially.  Sacrificing margin to gain share is a win-win for an insider making a bid for the Company.  Buying share will generate higher cash flows later that will benefit only future owners, while scaring current investors and predictably generating the desired negative headlines in the near term.  From a completely short term perspective, the lower margins and net income engineer the results to make Michael Dell and Silver Lake’s undervalued bid look attractive.  We took note of the following quotes from the quarterly conference call:

•
“We continued to face a competitive pricing environment, and have aligned our pricing strategy to invest in growth ahead of planned reductions in our cost structure.  And this has affected our profitability.  We remain focused on pursuing strategic revenue opportunities that will drive long-term profitability and cash flow.” – Brian Gladden, Q1 2014 Earnings Call

•	“We are investing and acquiring new customer accounts that will benefit our long-term profitability and cash flow.” – Tom Sweet, Q1 2014 Earnings Call

•
“In many cases, these are accounts that we’re gaining that we feel very good about the long-term profitability and the impact on our cash flow over time.  So while we may not see that showing up as a positive in the P&L in the short term, we think for the long term, it’s the right thing to do to get ourselves back in price position to scale the business.” – Brian Gladden, Q1 2014 Earnings Call

•	“We have been focused on gaining and improving the growth of that business [EUC] and gaining share.” – Brian Gladden, Q1 2014 Earnings Call

•
“It’s absolutely the right thing to do for the long term.  But these are accounts that you have to go out and take a different tack and pricing strategy with them.  And that’s often to provide an entry level into that account.” – Tom Sweet, Q1 2014 Earnings Call

Incomplete Understanding of Software Business Clouding Market Expectations

Certain market commentators have been extrapolating Dell’s reported $590 million of non-GAAP operating income (plus a moderate amount of growth) to estimate $2.5 billion of full year operating income – below previous “worst case” estimates of $3 billion.  However, Quest’s negative contribution to the Dell Software results for the quarter, best described as discretionary, one-time and expected, requires further analysis.  When Dell bought Quest in July 2012, the Company forecasted a segment operating income hit of approximately $500 million over the subsequent 18-24 months – principally related to the write-off of deferred revenues and transaction costs.  This alone was a huge contributor to the $85 million loss in the Software segment this quarter.  In short, Quest’s fiscal first quarter contribution is not the normal course, and was anticipated.

•
“Now, the operating loss in the quarter, that’s sort of what we had expected as we put this business together and really got it started up.  So we feel good about it.” – Brian Gladden, Q1 2014 Earnings Call regarding Quest

•
“Given the mechanics of purchase accounting for software assets, we expect deferred revenue and transaction costs to impact post-acquisition earnings by at least $500 million over the FY’13 and FY’14 time period.  Please keep in mind that the deferred revenue impact, as a non-cash adjustment will not affect the cash flow or cash returns, or the transaction.” – Dave Johnson, Dell Inc. to Acquire Quest Software, Investor Call – July 2, 2012

During the quarter, Dell Software generated revenues of $295 million, a figure that far exceeded analyst expectations.  Within Software, Quest was significantly higher both year-over-year and sequentially as Dell has been aggressively investing in ramping up the Quest sales force and R&D.  Long-term investors expected the quarterly loss from Quest – even though the purchase accounting adjustments are mostly noncash and one-time, they are still embedded in “non-GAAP” results.  Once again, aggressive investment designed to bolster the long-term business is being incorrectly interpreted as weak results.

•	“We are just choosing consciously to reinvest those dollars in sales resources, in R&D resources, in the software business.” – Brian Gladden, Q1 2014 Earnings Call

•	“We remain confident that the Quest acquisition will be accretive in the first quarter of fiscal year ‘15 as we invest to grow the business.” – Tom Sweet, Q1 2014 Earnings Call

Ramping Up Investment in R&D

Total R&D investment was up 33% during the quarter.  This is a great time to invest in R&D for the long-term health of the business, but this spending significantly impacts current results, which are already under close scrutiny.  This quarter’s increased R&D investment reduced operating income by $80 million, or an annualized impact of $320 million.  Only future owners of Dell will benefit from the returns on this investment.

Shareholders Are Not Being Told the Full Story

Once again, Dell’s founder and Chairman, historically its biggest cheerleader, is wholly conflicted by his desire to purchase the company at the lowest possible price.  Furthermore, we believe that management is treating the Michael Dell / Silver Lake buyout as a foregone conclusion, and is therefore incentivized to portray its quarterly results in the worst possible light.  As a result, the Company’s long-term shareholders are left to defend the Company from an inadequate takeover proposal and emphasize the Company’s significant future upside.  Therefore, we believe it is important that we share our observations with other shareholders.

About Southeastern Asset Management, Inc.

SAM, headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SAM intends to file documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.